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US$2,000,000,000                                      FILED PURSUANT TO RULE 433
FLOATING RATE SENIOR NOTES DUE 2008                          FILE NO. 333-117615

                              [logo of citigroup]
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Terms and Conditions:
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Issuer:                                       Citigroup Inc.
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Ratings:                                      Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:                                   December 19, 2005
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Settlement Date:                              December 27, 2005 (T+5 days)
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Maturity:                                     December 26, 2008
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Par Amount:                                   $2,000,000,000
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Quarterly Coupon:                             Three-month USD LIBOR (Telerate) plus 0.04%
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Public Offering Price:                        100.000%
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Gross Fee:                                    0.175%
    Management Fee:                             0.025%
    Underwriting Fee                            0.025%
    Sales Concession:                           0.125%
    Re-allowance:                               0.100%
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Purchase Price:                               99.825%
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Net Proceeds to Citigroup:                    $1,996,500,000
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Interest Payment Dates:                       Quarterly on the 27th of each March, June, September and December
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Interest Determination Date:                  Two London Business Days prior to each Interest Payment Date
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First Coupon:                                 March 27, 2006
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Day Count:                                    Actual/360
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Defeasance:                                   Applicable.  Provisions of Sections 11.03 and 11.04 of the Indenture apply.
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Redemption at Issuer Option:                  Only for tax purposes.
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Redemption for Tax Purposes:                  Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons.  Redemption as a whole, not in part.
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Sinking Fund:                                 Not applicable.
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Listing:                                      Application will be made to list the notes on the regulated market of the
                                              Luxembourg Stock Exchange.
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Minimum Denomination / Multiples:             $100,000/ multiples of  $1,000 in excess thereof
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                                                                                                Principal Amount Purchased
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Book Manager:                                 Citigroup Global Markets Inc.                       $1,700,000,000 (85.0%)
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Senior Co-Managers:                           Barclays Capital Inc.                                  $50,000,000  (2.5%)
                                              Bear, Stearns & Co. Inc.                               $50,000,000  (2.5%)
                                              Goldman, Sachs & Co.                                   $50,000,000  (2.5%)
                                              Merrill Lynch, Pierce, Fenner &                        $50,000,000  (2.5%)
                                              Smith Incorporated                                     $50,000,000  (2.5%)
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Co-Managers:                                  Guzman & Company                                       $20,000,000 (1.00%)
                                              Lehman Brothers Inc.                                   $20,000,000 (1.00%)
                                              Samuel A. Ramirez & Co., Inc.                          $20,000,000 (1.00%)
                                              UBS Securities LLC                                     $20,000,000 (1.00%)
                                              The Williams Capital Group, L.P.                       $20,000,000 (0.80%)
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CUSIP:                                        172967 DF 5
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ISIN:                                         US172967DF57
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     Citigroup Inc. has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
The file number for Citigroup's registration statement is No. 333-117615.
Alternatively, you can request the prospectus by calling toll-free in the United
States 1-800-248-3580.